EXHIBIT 99.1

WTW Reports Fourth Quarter and Full Year 2024 Earnings

  Revenue1 increased 4% over prior year to $3.0 billion for the quarter and increased 5% to $9.9 billion for the year
  Organic Revenue growth of 5% for both the quarter and the year
  Diluted Earnings per Share was $12.25 for the quarter, up 105% over prior year, and Diluted Loss2 was $0.96 for the year.
  Adjusted Diluted Earnings per Share was $8.13 for the quarter, up 9% from prior year, and $16.93 for the year, up 17% over prior year
  Operating Margin was 29.7% for the quarter, up 300 basis points over prior year, and 6.3% for the year, down 810 basis points from prior year
  Adjusted Operating Margin was 36.1% for the quarter, up 190 basis points from prior year, and 23.9% for the year, up 190 basis points over prior year

LONDON, Feb. 04, 2025 (GLOBE NEWSWIRE) -- WTW (NASDAQ: WTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the fourth quarter ended December 31, 2024.

“WTW is entering 2025 with considerable momentum after delivering on our 2024 financial targets through solid revenue growth, robust margin expansion and earnings growth,” said Carl Hess, WTW’s chief executive officer. “The successful completion of our Grow, Simplify and Transform strategy has primed all of our businesses to perform, and we are now stronger, more connected and more efficient than we have ever been. I’m confident our new strategy to accelerate our performance, enhance our efficiency and optimize our portfolio will produce innovative solutions for our customers and create more value for shareholders. I’m proud of our team’s dedication and look forward to executing on our strategic and financial goals in the years ahead.”

Consolidated Results

Fourth Quarter 2024, as reported, USD millions, except %

Key Metrics	Q4-24	Q4-23	Y/Y Change
Revenue[1]	$3,035	$2,914	Reported 4% | CC 5% | Organic 5%
Income from Operations	$901	$779	16%
Operating Margin %	29.7%	26.7%	300 bps
Adjusted Operating Income	$1,096	$998	10%
Adjusted Operating Margin %	36.1%	34.2%	190 bps
Net Income	$1,248	$623	100%
Adjusted Net Income	$827	$775	7%
Diluted EPS	$12.25	$5.97	105%
Adjusted Diluted EPS	$8.13	$7.44	9%

Revenue was $3.04 billion for the fourth quarter of 2024, an increase of 4% as compared to $2.91 billion for the same period in the prior year. Excluding the impact of foreign currency, revenue increased 5%. On an organic basis, revenue increased 5%. See Supplemental Segment Information for additional detail on book-of-business settlements and interest income included in revenue.

Net Income for the fourth quarter of 2024 was $1.25 billion compared to Net Income of $623 million in the prior-year fourth quarter. Adjusted EBITDA for the fourth quarter was $1.2 billion, or 38.6% of revenue, an increase of 9%, compared to Adjusted EBITDA of $1.1 billion, or 37.1% of revenue, in the prior-year fourth quarter. The U.S. GAAP tax rate for the fourth quarter was 26.0%, and the adjusted income tax rate for the fourth quarter used in calculating adjusted diluted earnings per share was 21.3%.

Full Year 2024, as reported, USD millions, except %

Key Metrics	FY-24	FY-23	Y/Y Change
Revenue[1]	$9,930	$9,483	Reported 5% | CC 5% | Organic 5%
Income from Operations	$627	$1,365	(54)%
Operating Margin %	6.3%	14.4%	(810) bps
Adjusted Operating Income	$2,378	$2,082	14%
Adjusted Operating Margin %	23.9%	22.0%	190 bps
Net (Loss)/Income[2]	$(88)	$1,064	NM
Adjusted Net Income	$1,730	$1,536	13%
Diluted EPS[2]	$(0.96)	$9.95	NM
Adjusted Diluted EPS	$16.93	$14.49	17%

[1]	The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. This excludes reinsurance revenue which is reported in discontinued operations. The segment discussion is on an organic basis.
[2]	Net Loss and Diluted Loss Per Share for the year ended 2024 primarily includes impairment charges of over $1.0 billion related to the sale of TRANZACT.
NM	Not meaningful

Revenue was $9.93 billion for the year ended December 31, 2024, an increase of 5% as compared to $9.48 billion for the prior year. On an organic basis, revenue increased 5%. See Supplemental Segment Information for additional detail on book-of-business settlements and interest income included in revenue.

Net Loss for the year ended December 31, 2024 was $88 million, compared to Net Income of $1.1 billion in the prior year. Adjusted EBITDA for 2024 was $2.7 billion, or 27.3% of revenue, an increase of $278 million, compared to Adjusted EBITDA of $2.4 billion, or 25.6% of revenue, in the prior year.

The U.S. GAAP tax rate for 2024 was 184.7%, and the adjusted income tax rate for 2024 used in calculating adjusted diluted earnings per share was 21.5%.

Cash Flow and Capital Allocation

Cash flows from operating activities were $1.5 billion for the year ended December 31, 2024, compared to $1.3 billion for the prior year. Free cash flow for the years ended December 31, 2024 and 2023 was $1.4 billion and $1.2 billion, respectively, an increase of $184 million, primarily driven by operating margin expansion, partially offset by cash outflows related to transformation and discretionary compensation payments. During the fourth quarter and year ended December 31, 2024, the Company repurchased $395 million and $901 million of WTW shares, respectively.

Fourth Quarter 2024 Segment Highlights

Health, Wealth & Career ("HWC")

As reported, USD millions, except %

Health, Wealth & Career	Q4-24	Q4-23	Y/Y Change
Total Revenue	$1,853	$1,798	Reported 3% | CC 3% | Organic 3%
Operating Income	$776	$729	6%
Operating Margin %	41.9%	40.5%	140 bps

The HWC segment had revenue of $1.85 billion in the fourth quarter of 2024, an increase of 3% (3% increase constant currency and organic) from $1.80 billion in the prior year. Health had organic revenue growth led by increased project work and brokerage income in North America and the continued expansion of our Global Benefits Management client portfolio in International and Europe. Wealth generated organic revenue growth from higher levels of Retirement work globally, an increase in our Investments business due to growth of our LifeSight solution and capital market improvements. Career had organic revenue growth from increased advisory services and product revenue. Benefits Delivery & Outsourcing (BD&O) had an organic revenue decline for the quarter primarily as a result of deliberately moderating growth in TRANZACT.

Operating margins in the HWC segment increased 140 basis points from the prior-year fourth quarter to 41.9%, primarily from Transformation savings. Please refer to the Supplemental Slides for TRANZACT's standalone historical financial results.

Risk & Broking ("R&B")

As reported, USD millions, except %

Risk & Broking	Q4-24	Q4-23	Y/Y Change
Total Revenue	$1,141	$1,076	Reported 6% | CC 7% | Organic 7%
Operating Income	$383	$354	8%
Operating Margin %	33.5%	32.9%	60 bps

The R&B segment had revenue of $1.14 billion in the fourth quarter of 2024, an increase of 6% (7% increase constant currency and organic) from $1.08 billion in the prior year. Corporate Risk & Broking (CRB) had organic revenue growth driven by higher levels of new business activity and strong client retention. Insurance Consulting and Technology (ICT) had organic revenue growth for the quarter primarily due to strong software sales in Technology.

Operating margins in the R&B segment increased 60 basis points from the prior-year fourth quarter to 33.5%, primarily due to operating leverage driven by organic revenue growth and disciplined expense management, as well as Transformation savings which were partially offset by headwinds from book-of-business activity and foreign currency fluctuations.

Select 2025 Financial Considerations

Changes to Non-GAAP financial measures:

  All reported non-GAAP metrics will exclude non-cash net periodic pension and postretirement benefit credits
  Free cash flow and free cash flow margin will capture cash outflows for capitalized software costs
  Refer to Supplemental Slides for recast of historical Non-GAAP measures

Business mix:

  Divested TRANZACT business, which contributed $1.14 to adjusted diluted earnings per share in 2024, is no longer part of the business portfolio
  Reinsurance joint venture expected to be a headwind on adjusted diluted earnings per share of approximately $0.25 to $0.35

Free cash flow:

  Expect cash outflows in 2025 from the settlement of accrued costs related to the Transformation program which concluded in 2024
  Cash taxes related to receipt of earnout from reinsurance divestiture will be classified as Cash Flows from Operating Activities on Statement of Cash Flows

Capital allocation:

  Expect share repurchases of ~$1.5 billion, subject to market conditions and potential capital allocation to organic and inorganic investment opportunities

Foreign exchange:

  Expect a foreign currency headwind on adjusted diluted earnings per share of approximately $0.18 in 2025 at today's rates

Adjusted operating margin outlook:

  ~100 basis points of average annual margin expansion over next 3 years in R&B
  Incremental annual margin expansion at HWC and enterprise levels

The 2025 Financial Considerations above include Non-GAAP financial measures. We do not reconcile forward-looking Non-GAAP measures for reasons explained under "WTW Non-GAAP Measures" below.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the fourth quarter 2024. It will be held on Tuesday, February 4, 2025, beginning at 9:00 a.m. Eastern Time. A live broadcast of the conference call will be available on WTW’s website here. The conference call will include a question-and-answer session. To participate in the question-and-answer session, please register here. An online replay will be available at www.wtwco.com shortly after the call concludes.

About WTW

At WTW (NASDAQ: WTW), we provide data-driven, insight-led solutions in the areas of people, risk and capital. Leveraging the global view and local expertise of our colleagues serving 140 countries and markets, we help organizations sharpen their strategy, enhance organizational resilience, motivate their workforce and maximize performance. Working shoulder to shoulder with our clients, we uncover opportunities for sustainable success—and provide perspective that moves you. Learn more at www.wtwco.com.

WTW Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that WTW’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income/Margin, (4) Adjusted EBITDA/Margin, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate, (9) Free Cash Flow and (10) Free Cash Flow Margin.

We believe that those measures are relevant and provide pertinent information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within the measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they may be part of our full-year results. Additionally, we have historically adjusted for certain items which are not described below, but for which we may adjust in a future period when applicable. Items applicable to the quarter or full year results, or the comparable periods, include the following:

  Restructuring costs and transaction and transformation – Management believes it is appropriate to adjust for restructuring costs and transaction and transformation when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.
  Impairment – Adjustment to remove the non-cash goodwill impairment associated with our Benefits, Delivery and Administration reporting unit related to the sale of our TRANZACT business.
  Provisions for specified litigation matters – We will include provisions for litigation matters which we believe are not representative of our core business operations. Among other things, we determine this by reference to the amount of the loss (net of insurance and other recovery receivables) and by reference to whether the matter relates to an unusual and complex scenario that is not expected to be repeated as part of our ongoing, ordinary business. These amounts are presented net of insurance and other recovery receivables. See the footnotes to the respective reconciliation tables below for more specificity on the litigation matter excluded from adjusted results.
  Gains and losses on disposals of operations – Adjustment to remove the gains or losses resulting from disposed operations that have not been classified as discontinued operations.
  Pension settlement – Adjustment to remove significant pension settlement to better present how the Company is performing.
  Tax effect of significant adjustments – Relates to the incremental tax expense or benefit resulting from significant or unusual events including significant statutory tax rate changes enacted in material jurisdictions in which we operate, internal reorganizations of ownership of certain businesses that reduced the investment held by our U.S.-controlled subsidiaries and the recovery of certain refunds or payment of taxes related to businesses in which we no longer participate.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

We consider Constant Currency Change, Organic Change, Adjusted Operating Income/Margin, Adjusted EBITDA/Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Tax Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what our comparable operating and liquidity results would have been had we not incurred transaction-related and non-recurring items. Reconciliations of these measures are included in the accompanying tables with the following exception: The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Our non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – Represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – Excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these transaction-related items can vary from period to period.

Adjusted Operating Income/Margin – (Loss)/Income from operations adjusted for impairment, amortization, restructuring costs, transaction and transformation and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted operating income margin is calculated by dividing adjusted operating income by revenue. We consider adjusted operating income/margin to be important financial measures, which are used internally to evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted EBITDA/Margin – Net (Loss)/Income adjusted for provision for income taxes, interest expense, impairment, depreciation and amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue. We consider adjusted EBITDA/margin to be important financial measures, which are used internally to evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans.

Adjusted Net Income – Net (Loss)/Income Attributable to WTW adjusted for impairment, amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of ordinary shares, diluted. Adjusted diluted earnings per share is used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted Income Before Taxes – (Loss)/Income from operations before income taxes adjusted for impairment, amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – Benefit from/(provision for) income taxes adjusted for taxes on certain items of impairment, amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations, the tax effects of internal reorganizations, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate. Management believes that the adjusted income tax rate presents a rate that is more closely aligned to the rate that we would incur if not for the reduction of pre-tax income for the adjusted items and the tax effects of internal reorganizations, which are not core to our current and future operations.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures. Management believes that free cash flow presents the core operating performance and cash-generating capabilities of our business operations.

Free Cash Flow Margin – Free Cash Flow as a percentage of revenue, which represents how much of revenue would be realized on a cash basis. We consider this measure to be a meaningful metric for tracking cash conversion on a year-over-year basis due to the non-cash nature of our pension income, which is included in our GAAP and Non-GAAP earnings metrics presented herein.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

WTW Forward-Looking Statements

This document contains ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations or certain considerations relating to our future results. All statements, other than statements of historical facts, that address activities, events, or developments that we expect or anticipate may occur in the future, including such things as our outlook, plans and references to future performance, including our future financial and operating results (including our revenue, costs, or margins), short-term and long-term financial goals, plans, objectives, expectations and intentions, including with respect to organic revenue growth, free cash flow generation, adjusted net revenue, adjusted operating margin and adjusted earnings per share; future share repurchases; demand for our services and competitive strengths; strategic goals; existing and evolving business strategies including those related to acquisition and disposition activity; the benefits of new initiatives; the growth of our business and operations; the sustained health of our product, service, transaction, client, and talent assessment and management pipelines; our ability to successfully manage ongoing leadership, organizational, and technology changes, including investments in improving systems and processes; our ability to implement and realize anticipated benefits of any cost-savings initiatives including our multi-year operational transformation program; the potential impact of natural or man-made disasters like health pandemics and other world health crises; future capital expenditures; ongoing working capital efforts; the impact of changes to tax laws on our financial results; and our recognition of future impairment charges or write-off of receivables, are forward-looking statements. Also, when we use words such as ‘may’, ‘will’, ‘would’, ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘continues’, ‘seek’, ‘target’, ‘goal’, ‘focus’, ‘probably’, or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following: our ability to successfully establish, execute and achieve our global business strategy as it evolves; our ability to fully realize the anticipated benefits of our growth strategy, including inorganic growth through acquisitions; our ability to execute strategic transactions, including both acquisitions and dispositions, including our ability to receive adequate consideration or any earnout proceeds in return for any dispositions or integrate or manage acquired businesses or effect internal reorganizations; incremental risks relating to the transitional arrangements in effect subsequent to our previously completed sale of TRANZACT; our ability to successfully manage ongoing organizational changes, investments in improving systems and processes, and in connection with our acquisition and divestiture activities; risks relating to changes in our management structures and in senior leadership; our ability to achieve our short-term and long-term financial goals, such as with respect to our cash flow generation, and the timing with respect to such achievement; the risks related to changes in general economic conditions, business and political conditions, changes in the financial markets, inflation, credit availability, increased interest rates and changes in trade policies; the risks to our short-term and long-term financial goals from any of the risks or uncertainties set forth herein; the risks relating to the adverse impacts of macroeconomic trends, including inflation, changes in interest rates and trade policies, as well as political events, war, such as the Russia-Ukraine and Middle East conflicts, and other international disputes, terrorism, natural disasters, public health issues and other business interruptions on the global economy and capital markets, which could have a material adverse effect on our business, financial condition, results of operations, and long-term goals; our ability to successfully hedge against fluctuations in foreign currency rates; the risks relating to the adverse impacts of natural or man-made disasters such as health pandemics and other world health crises on the demand for our products and services, our cash flows and our business operations; material interruptions to or loss of our information processing capabilities, or failure to effectively maintain and upgrade our information technology resources and systems and related risks of cybersecurity breaches or incidents; our ability to comply with complex and evolving regulations related to data privacy, cybersecurity, and artificial intelligence; significant competition that we face and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals and non-recurring revenue increases from disposals and book-of-business sales; the insufficiency of client data protection, potential breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk of substantial negative outcomes on existing litigation or investigation matters; changes in the regulatory environment in which we operate, including, among other risks, the impacts of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; disasters or business continuity problems; our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow; our ability to properly identify and manage conflicts of interest; reputational damage, including from association with third parties; reliance on third-party service providers and suppliers; the loss of key employees or a large number of employees and rehiring rates; our ability to maintain our corporate culture; doing business internationally, including the impact of foreign currency exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations (such as sanctions imposed on Russia) and related counter-sanctions; our ability to effectively apply technology, data and analytics changes for internal operations, maintaining industry standards and meeting client preferences; changes and developments in the insurance industry or the U.S. healthcare system, including those related to Medicare, any legislative actions from the current U.S. Congress, the recent Final Rule from the Centers for Medicare & Medicaid Services for contract year 2025 and any judicial claims, rulings and appeals related thereto, and any other changes and developments in legal, regulatory, economic, business or operational conditions that could impact our Medicare benefits businesses; the inability to protect our intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in our pension assets and liabilities and related changes in pension income, including as a result of, related to, or derived from movements in the interest rate environment, investment returns, inflation, or changes in other assumptions that are used to estimate our benefit obligations and their effect on adjusted earnings per share; our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; our ability to obtain financing on favorable terms or at all; adverse changes in our credit ratings; the impact of recent or potential changes to U.S. or foreign laws, and the enactment of additional, or the revision of existing, state, federal, and/or foreign laws and regulations, recent judicial decisions and development of case law, other regulations and any policy changes and legislative actions, including those that may impose additional excise taxes or impact our effective tax rate; U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares; changes in accounting principles, estimates or assumptions; our recognition of future non-cash pre-tax losses and related impairment charges; risks relating to or arising from environmental, social and governance practices; fluctuation in revenue against our relatively fixed or higher than expected expenses; the laws of Ireland being different from the laws of the U.S. and potentially affording less protections to the holders of our securities; and our holding company structure potentially preventing us from being able to receive dividends or other distributions in needed amounts from our subsidiaries.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information, please see Part I, Item 1A in our Annual Report on Form 10-K, and our subsequent filings with the SEC. Copies are available online at www.sec.gov or www.wtwco.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. Given the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made, and we will not update these forward-looking statements unless the securities laws require us to do so. With regard to these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Contact

INVESTORS
Claudia De La Hoz | Claudia.Delahoz@wtwco.com

WTW Supplemental Segment Information (In millions of U.S. dollars) (Unaudited)

REVENUE
				Components of Revenue Change(i)
				Less:		Less:
	Three Months Ended December 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2024	2023	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career
Revenue excluding interest income	$1,847	$1,791	3%	0%	3%	0%	3%
Interest income	6	7
Total	1,853	1,798	3%	0%	3%	0%	3%

Risk & Broking
Revenue excluding interest income	$1,115	$1,049	6%	(1)%	7%	0%	7%
Interest income	26	27
Total	1,141	1,076	6%	(1)%	7%	0%	7%

Segment Revenue	$2,994	$2,874	4%	(1)%	5%	0%	5%
Corporate, reimbursable expenses and other	37	35
Interest income	4	5
Revenue	$3,035	$2,914	4%	(1)%	5%	0%	5%(ii)

				Components of Revenue Change(i)
				Less:		Less:
	Years Ended December 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2024	2023	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career
Revenue excluding interest income	$5,745	$5,557	3%	0%	3%	0%	4%
Interest income	32	25
Total	5,777	5,582	3%	0%	4%	0%	4%

Risk & Broking
Revenue excluding interest income	$3,926	$3,656	7%	0%	8%	0%	8%
Interest income	112	79
Total	4,038	3,735	8%	(1)%	9%	0%	8%

Segment Revenue	$9,815	$9,317	5%	0%	6%	0%	6%
Corporate, reimbursable expenses and other	93	125
Interest income	22	41
Revenue	$9,930	$9,483	5%	0%	5%	0%	5%(ii)

(i)  Components of revenue change may not add due to rounding.
(ii)  Interest income did not contribute to organic change for the three months and year ended December 31, 2024.

BOOK-OF-BUSINESS SETTLEMENTS AND INTEREST INCOME

	Three Months Ended December 31,
	HWC		R&B		Corporate		Total
	2024	2023	2024	2023	2024	2023	2024	2023
Book-of-business settlements	$5	$1	$6	$14	$—	$—	$11	$15
Interest income	6	7	26	27	4	5	36	39
Total	$11	$8	$32	$41	$4	$5	$47	$54

	Years Ended December 31,
	HWC		R&B		Corporate		Total
	2024	2023	2024	2023	2024	2023	2024	2023
Book-of-business settlements	$8	$1	$14	$25	$—	$—	$22	$26
Interest income	32	25	112	79	22	41	166	145
Total	$40	$26	$126	$104	$22	$41	$188	$171

SEGMENT OPERATING INCOME (i)

	Three Months Ended December 31,
	2024	2023

Health, Wealth & Career	$776	$729
Risk & Broking	383	354
Segment Operating Income	$1,159	$1,083

	Years Ended December 31,
	2024	2023

Health, Wealth & Career	$1,717	$1,565
Risk & Broking	958	813
Segment Operating Income	$2,675	$2,378

(i) Segment operating income excludes certain costs, including amortization of intangibles, restructuring costs, transaction and transformation expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally-allocated expenses and the actual expenses reported for U.S. GAAP purposes.

SEGMENT OPERATING MARGINS

	Three Months Ended December 31,
	2024	2023
Health, Wealth & Career	41.9%	40.5%
Risk & Broking	33.5%	32.9%

	Years Ended December 31,
	2024	2023
Health, Wealth & Career	29.7%	28.0%
Risk & Broking	23.7%	21.8%

RECONCILIATIONS OF SEGMENT OPERATING INCOME TO INCOME FROM OPERATIONS BEFORE INCOME TAXES

	Three Months Ended December 31,
	2024	2023

Segment Operating Income	$1,159	$1,083
Amortization	(50)	(60)
Restructuring costs	(32)	(38)
Transaction and transformation(i)	(113)	(121)
Unallocated, net(ii)	(63)	(85)
Income from Operations	901	779
Interest expense	(66)	(63)
Other income, net	853	23
Income from operations before income taxes	$1,688	$739

	Years Ended December 31,
	2024	2023

Segment Operating Income	$2,675	$2,378
Impairment(iii)	(1,042)	—
Amortization	(226)	(263)
Restructuring costs	(61)	(68)
Transaction and transformation(i)	(409)	(386)
Unallocated, net(ii)	(310)	(296)
Income from Operations	627	1,365
Interest expense	(263)	(235)
Other (loss)/income, net	(260)	149
Income from operations before income taxes	$104	$1,279

 (i) In 2024 and 2023, in addition to legal fees and other transaction costs, includes primarily consulting fees and compensation costs related to the Transformation program.
 (ii) Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.
 (iii) Represents the non-cash goodwill impairment associated with our BDA reporting unit related to the completed sale of our TRANZACT business.

WTW Reconciliations of Non-GAAP Measures (In millions of U.S. dollars, except per share data) (Unaudited)

RECONCILIATIONS OF NET INCOME/(LOSS) ATTRIBUTABLE TO WTW TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended December 31,
	2024	2023

Net income attributable to WTW	$1,246	$622
Adjusted for certain items:
Amortization	50	60
Restructuring costs	32	38
Transaction and transformation	113	121
Pension settlement	23	—
(Gain)/loss on disposal of operations	(853)	1
Tax effect on certain items listed above(i)	216	(67)
Adjusted Net Income	$827	$775

Weighted-average ordinary shares, diluted	102	104

Diluted Earnings Per Share	$12.25	$5.97
Adjusted for certain items:(ii)
Amortization	0.49	0.58
Restructuring costs	0.31	0.36
Transaction and transformation	1.11	1.16
Pension settlement	0.23	—
(Gain)/loss on disposal of operations	(8.39)	0.01
Tax effect on certain items listed above(i)	2.12	(0.64)
Adjusted Diluted Earnings Per Share(ii)	$8.13	$7.44

	Years Ended December 31,
	2024	2023

Net (loss)/income attributable to WTW	$(98)	$1,055
Adjusted for certain items:
Impairment	1,042	—
Amortization	226	263
Restructuring costs	61	68
Transaction and transformation	409	386
Provision for specified litigation matter(iii)	13	—
Pension settlement	23	—
Loss/(gain) on disposal of operations	337	(43)
Tax effect on certain items listed above(i)	(276)	(195)
Tax effect of significant adjustments	(7)	2
Adjusted Net Income	$1,730	$1,536

Weighted-average ordinary shares, diluted(iv)	102	106

Diluted (Loss)/Earnings Per Share(iv)	$(0.96)	$9.95
Adjusted for certain items:(ii)
Impairment	10.20	—
Amortization	2.21	2.48
Restructuring costs	0.60	0.64
Transaction and transformation	4.00	3.64
Provision for specified litigation matter(iii)	0.13	—
Pension settlement	0.23	—
Loss/(gain) on disposal of operations	3.30	(0.41)
Tax effect on certain items listed above(i)	(2.70)	(1.84)
Tax effect of significant adjustments	(0.07)	0.02
Adjusted Diluted Earnings Per Share(ii)	$16.93	$14.49

 (i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals may differ due to rounding.
(iii) Represents a provision related to litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. We believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.
(iv) When there is a net loss attributable to WTW for the period, basic and diluted shares and earnings per share are the same values.

RECONCILIATIONS OF NET INCOME/(LOSS) TO ADJUSTED EBITDA

	Three Months Ended December 31,
	2024		2023

Net Income	$1,248	41.1%	$623	21.4%
Provision for income taxes	440		116
Interest expense	66		63
Depreciation	54		58
Amortization	50		60
Restructuring costs	32		38
Transaction and transformation	113		121
Pension settlement	23		—
(Gain)/loss on disposal of operations	(853)		1
Adjusted EBITDA and Adjusted EBITDA Margin	$1,173	38.6%	$1,080	37.1%

	Years Ended December 31,
	2024		2023

Net (Loss)/Income	$(88)	(0.9)%	$1,064	11.2%
Provision for income taxes	192		215
Interest expense	263		235
Impairment	1,042		—
Depreciation	230		242
Amortization	226		263
Restructuring costs	61		68
Transaction and transformation	409		386
Provision for specified litigation matter(i)	13		—
Pension settlement	23		—
Loss/(gain) on disposal of operations	337		(43)
Adjusted EBITDA and Adjusted EBITDA Margin	$2,708	27.3%	$2,430	25.6%

 (i) Represents a provision related to litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. We believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.

RECONCILIATIONS OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended December 31,
	2024		2023

Income from operations and Operating margin	$901	29.7%	$779	26.7%
Adjusted for certain items:
Amortization	50		60
Restructuring costs	32		38
Transaction and transformation	113		121
Adjusted operating income and Adjusted operating income margin	$1,096	36.1%	$998	34.2%

	Years Ended December 31,
	2024		2023

Income from operations and Operating margin	$627	6.3%	$1,365	14.4%
Adjusted for certain items:
Impairment	1,042		—
Amortization	226		263
Restructuring costs	61		68
Transaction and transformation	409		386
Provision for specified litigation matter(i)	13		—
Adjusted operating income and Adjusted operating income margin	$2,378	23.9%	$2,082	22.0%

(i) Represents a provision related to litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. We believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.

RECONCILIATIONS OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended December 31,
	2024	2023

Income from operations before income taxes	$1,688	$739

Adjusted for certain items:
Amortization	50	60
Restructuring costs	32	38
Transaction and transformation	113	121
Pension settlement	23	—
(Gain)/loss on disposal of operations	(853)	1
Adjusted income before taxes	$1,053	$959

Provision for income taxes	$440	$116
Tax effect on certain items listed above(ii)	(216)	67
Adjusted income taxes	$224	$183

U.S. GAAP tax rate	26.0%	15.7%
Adjusted income tax rate	21.3%	19.1%

	Years Ended December 31,
	2024	2023

Income from operations before income taxes	$104	$1,279

Adjusted for certain items:
Impairment	1,042	—
Amortization	226	263
Restructuring costs	61	68
Transaction and transformation	409	386
Provision for specified litigation matter(i)	13	—
Pension settlement	23	—
Loss/(gain) on disposal of operations	337	(43)
Adjusted income before taxes	$2,215	$1,953

Provision for income taxes	$192	$215
Tax effect on certain items listed above(ii)	276	195
Tax effect of significant adjustments	7	(2)
Adjusted income taxes	$475	$408

U.S. GAAP tax rate	184.7%	16.8%
Adjusted income tax rate	21.5%	20.9%

(i) Represents a provision related to litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. We believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.
(ii) The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Years Ended December 31,
	2024	2023

Cash flows from operating activities	$1,512	$1,345
Less: Additions to fixed assets and software for internal use	(136)	(153)
Free Cash Flow	$1,376	$1,192

Revenue	$9,930	$9,483
Free Cash Flow Margin	13.9%	12.6%

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Statements of Income (In millions of U.S. dollars, except per share data) (Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Revenue	$3,035	$2,914	$9,930	$9,483

Costs of providing services
Salaries and benefits	1,367	1,325	5,502	5,344
Other operating expenses	518	533	1,833	1,815
Impairment	—	—	1,042	—
Depreciation	54	58	230	242
Amortization	50	60	226	263
Restructuring costs	32	38	61	68
Transaction and transformation	113	121	409	386
Total costs of providing services	2,134	2,135	9,303	8,118

Income from operations	901	779	627	1,365

Interest expense	(66)	(63)	(263)	(235)
Other income/(loss), net	853	23	(260)	149

INCOME FROM OPERATIONS BEFORE INCOME TAXES	1,688	739	104	1,279

Provision for income taxes	(440)	(116)	(192)	(215)

NET INCOME/(LOSS)	1,248	623	(88)	1,064

Income attributable to non-controlling interests	(2)	(1)	(10)	(9)

NET INCOME/(LOSS) ATTRIBUTABLE TO WTW	$1,246	$622	$(98)	$1,055

EARNINGS/(LOSS) PER SHARE
Basic earnings/(loss) per share	$12.32	$6.02	$(0.96)	$10.01
Diluted earnings/(loss) per share	$12.25	$5.97	$(0.96)	$9.95

Weighted-average ordinary shares, basic	101	103	102	105
Weighted-average ordinary shares, diluted	102	104	102	106

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Balance Sheets (In millions of U.S. dollars, except share data) (Unaudited)

	December 31,	December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$1,890	$1,424
Fiduciary assets	9,504	9,073
Accounts receivable, net	2,494	2,572
Prepaid and other current assets	1,217	364
Total current assets	15,105	13,433
Fixed assets, net	661	720
Goodwill	8,799	10,195
Other intangible assets, net	1,295	2,016
Right-of-use assets	485	565
Pension benefits assets	530	588
Other non-current assets	806	1,573
Total non-current assets	12,576	15,657
TOTAL ASSETS	$27,681	$29,090
LIABILITIES AND EQUITY
Fiduciary liabilities	$9,504	$9,073
Deferred revenue and accrued expenses	2,211	2,104
Current debt	—	650
Current lease liabilities	118	125
Other current liabilities	793	678
Total current liabilities	12,626	12,630
Long-term debt	5,309	4,567
Liability for pension benefits	615	563
Deferred tax liabilities	45	542
Provision for liabilities	341	365
Long-term lease liabilities	502	592
Other non-current liabilities	226	238
Total non-current liabilities	7,038	6,867
TOTAL LIABILITIES	19,664	19,497
COMMITMENTS AND CONTINGENCIES
EQUITY(i)
Additional paid-in capital	10,989	10,910
Retained earnings	109	1,466
Accumulated other comprehensive loss, net of tax	(3,158)	(2,856)
Total WTW shareholders' equity	7,940	9,520
Non-controlling interests	77	73
Total Equity	8,017	9,593
TOTAL LIABILITIES AND EQUITY	$27,681	$29,090

________________________
(i)  Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 99,805,780 (2024) and 102,538,072 (2023); Outstanding 99,805,780 (2024) and 102,538,072 (2023) and (b) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2024 and 2023.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Statements of Cash Flows (In millions of U.S. dollars) (Unaudited)

	Years Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
NET (LOSS)/INCOME	$(88)	$1,064
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	230	242
Amortization	226	263
Impairment	1,042	—
Non-cash restructuring charges	41	38
Non-cash lease expense	98	105
Net periodic benefit of defined benefit pension plans	4	(26)
Provision for doubtful receivables from clients	13	6
Benefit from deferred income taxes	(213)	(109)
Share-based compensation	121	125
Net loss/(gain) on disposal of operations	337	(43)
Non-cash foreign exchange (gain)/loss	(31)	20
Other, net	58	31
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	(233)	(206)
Other assets	(373)	(185)
Other liabilities	301	16
Provisions	(21)	4
Net cash from operating activities	1,512	1,345

CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(136)	(153)
Capitalized software costs	(109)	(89)
Acquisitions of operations, net of cash acquired	(107)	(6)
Proceeds from sale of operations	619	89
Cash and fiduciary funds transferred in sale of operations	(5)	(922)
Purchase of investments	(12)	(4)
Net cash from/(used in) investing activities	250	(1,085)

CASH FLOWS USED IN FINANCING ACTIVITIES
Senior notes issued	746	748
Debt issuance costs	(9)	(7)
Repayments of debt	(655)	(254)
Repurchase of shares	(901)	(1,000)
Net proceeds/(payments) from fiduciary funds held for clients	785	(234)
Payments of deferred and contingent consideration related to acquisitions	(2)	(12)
Cash paid for employee taxes on withholding shares	(56)	(26)
Dividends paid	(354)	(352)
Acquisitions of and dividends paid to non-controlling interests	(13)	(63)
Net cash used in financing activities	(459)	(1,200)

INCREASE/(DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,303	(940)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(97)	11
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD (i)	3,792	4,721
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD (i)	$4,998	$3,792

________________________
(i)  The amounts of cash, cash equivalents and restricted cash, their respective classification on the condensed consolidated balance sheets, as well as their respective portions of the increase or decrease in cash, cash equivalents and restricted cash for each of the periods presented have been included in the Supplemental Disclosures of Cash Flow Information section.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	Years Ended December 31,
	2024	2023

Supplemental disclosures of cash flow information:
Cash and cash equivalents	$1,890	$1,424
Fiduciary funds (included in fiduciary assets)	3,108	2,368
Total cash, cash equivalents and restricted cash	$4,998	$3,792

Increase/(decrease) in cash, cash equivalents and other restricted cash	$510	$163
Increase/(decrease) in fiduciary funds	793	(1,103)
Total (i)	$1,303	$(940)

(i) Does not include the effect of exchange rate changes on cash, cash equivalents and restricted cash.